Exhibit 10.8

15 March 2017

LAW FIRM

STRICTLY CONFIDENTIAL

GUARANTEE

By Zealand Pharma A/S as Guarantor

in favour of the Beneficiaries (as defined herein)

accepted by U.S. Bank National Association as Security Trustee

This guarantee (the “Guarantee”) is granted on 15 March 2017 by:

(1)                                                   Zealand Pharma A/S, a Danish limited liability company with CVR no. 20 04 50 78 and registered address at Smedeland 36, 2600 Glostrup, Denmark, as guarantor (the “Guarantor”);

in favour of

(2)                                                   the Beneficiaries (as defined below); and

accepted by

(3)                                                   U.S. Bank National Association, a national banking association with principal place of business at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, in its capacity as Security Trustee (as defined in the Indenture, as defined below),

WHEREAS

(A)                                                 by an Indenture dated 11 December 2014 (as amended on the date hereof and as amended from time to time, the “Indenture”) made between (1) ZP SPV 1 K/S, a Danish limited partnership with CVR no. 36 40 77 27 and registered address at Smedeland 36, 2600 Glostrup, Denmark (the “Issuer”) and (2) the Security Trustee, as trustee and operating bank, and by the Local Law Security Agreements (as defined in the Indenture) the Issuer and the Seller (as defined in the Indenture) have granted certain security interests to the Beneficiaries as security for the Secured Obligations (as defined in the Indenture);

(B)                                                 the Issuer has requested that (i) certain amounts on deposit in the Milestone Payments Reserve Account (as defined in the Indenture) be released to it to be distributed to the Guarantor for operational uses by the Guarantor and (ii) the remaining amount on deposit in the Milestone Payments Reserve Account (as defined in the Indenture) be used for a partial redemption of the Notes (as defined in the Indenture);

(C)                                                 subject to certain conditions, including the execution and delivery of this Guarantee, the Security Trustee (for itself and for and on behalf of the other Beneficiaries) has consented to the request set out in Recital (B) above; and

(D)                                                 the Guarantor has (after giving due consideration to the terms and conditions of the Indenture and satisfying itself that there are reasonable grounds for believing that the execution by it of this Guarantee will benefit it) decided in good faith and for the purposes of its business to enter into this Guarantee,

THIS GUARANTEE WITNESSES:

1                                                           Definitions

1.1                                                 Definitions. Capitalised terms used but not defined herein have the meaning given to them in the Indenture.

1.2                                                 Other defined Terms. In this Guarantee:

“Beneficiaries” means, together, each Noteholder (as defined in the Indenture) and the Security Trustee (as defined in the Indenture), each in its capacity as beneficiary of the rights created under this Guarantee, and “Beneficiary” means each of them.

2                                                           Guarantee and Indemnity

2.1                                                 Guarantee. The Guarantor, as primary obligor and not only as surety, irrevocably and unconditionally guarantees the due and punctual payment and performance of the Secured Obligations to the Beneficiaries.

2.2                                                 Claim. The Guarantor confirms that the Security Trustee (for itself and for and on behalf of the other Beneficiaries) may make a claim under this Guarantee on the following conditions:

(i)                                     an Event of Default has occurred and is continuing; and

(ii)                                  a claim has been delivered in writing to the Guarantor at its address specified in or designated pursuant to Clause 16, (a) specifying the nature of the Event of Default which has occurred, (b) specifying the amount to be claimed from, or the obligation to be performed by, as the case may be, the Guarantor and (c) specifying the bank account to which the Guarantor should deliver the amount claimed.

2.3                                                 Payment. In case of a claim made by the Security Trustee (for itself and for and on behalf of the other Beneficiaries) in accordance with Clause 2.2 (Claim), the Guarantor shall pay the amount claimed in the currency claimed, or perform the specified obligation, as the case may be, no later than three Business Days after receipt of such claim.

2.4                                                 Immediately available Funds. All payments by the Guarantor under this Guarantee shall be made for value on the due date in immediately available funds.

2.5                                                 No set-off or withholding. All payments to be made by the Guarantor under this Guarantee shall be made without set-off or counter-claim and free and clear of, and without deduction or withholding for or on account of, tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a tax deduction or withholding is required by law.

2.6                                                 Tax gross-up. If the Guarantor is required to make a tax deduction or withholding from any payment under this Guarantee, the amount of the payment due from the Guarantor under this Guarantee shall be increased to such amount as may be necessary to ensure that the Beneficiaries receive and retain a net amount which (after making the required tax deduction or withholding) is equal to the payment which would have been received and retained by them if no tax deduction or withholding had been required.

3                                                           Representations

The Guarantor makes the following representations and covenants to the Beneficiaries on the date of this Guarantee:

3.1                                                 Power and Authority. The Guarantor is a duly organised and validly existing company incorporated in Denmark with the corporate power to execute, deliver and perform its obligations under this Guarantee, and this Guarantee has been duly authorised by all necessary corporate actions of the Guarantor and has been duly executed and delivered by it and (subject to the Legal Reservations) constitutes valid and binding obligations of the Guarantor enforceable against it in accordance with its terms.

3.2                                                 Non-Conflict with other Obligations. The entry into and performance by the Guarantor of, and the transactions contemplated by this Guarantee, do not and will not:

(i)                                     conflict with any law or regulation applicable to it;

(ii)                                  conflict with its constitutional documents; or

(iii)                               conflict with any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

3.3                                                 Pari passu with non-subordinated Liabilities. This Guarantee is, and will remain, pari passu in right of payment with all existing and future indebtedness of the Guarantor that is not subordinated in right of payment to this Guarantee.

3.4                                                 Consents. The entry into and performance by the Guarantor of, and the transactions contemplated by this Guarantee, do not and will not require any consent, approval, authorisation or other action by, or any notice to or registration or filing with, any Governmental Authority or any other Person.

4                                                           Continuing Guarantee

The guarantee pursuant to this Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Issuer under the Indenture and the Notes and to the performance of all other presently existing and future Secured Obligations, regardless of any intermediate payment or discharge in whole or in part. There shall be no limitation of the number of demands which can be made hereunder so long as any sums remain payable by the Issuer or any other Secured Obligations remain owed.

5                                                           Reinstatement

If any payment by the Issuer or any discharge, release or arrangement given by the Security Trustee or any of the other Beneficiaries in whole or in part in respect of any payment, obligation, security or other disposition (whether in respect of the obligations of the Issuer or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(i)                                     the liability of the Guarantor under this Guarantee shall continue or be reinstated as if the payment, performance of the obligation, discharge, release, arrangement, avoidance or reduction had not occurred; and

(ii)                                  the Beneficiaries shall be entitled to recover the value or amount of that security or payment from the Issuer as if the payment, performance of the obligation, discharge, release, arrangement, avoidance or reduction had not occurred.

6                                                           Waiver of Defences

6.1                                                 Waiver. The obligations of the Guarantor under this Guarantee will not be affected by any act, omission, matter or thing which, but for this Clause 6.1, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it, the Security Trustee or any of the other Beneficiaries) including:

6.1.1                                       any time, waiver or consent granted to, or composition with, the Issuer or any other Person;

6.1.2                                       the taking, variation, compromise, exchange, renewal or release of, or refusal or failure to perfect, take up or enforce, any rights against, or security over assets of, the Issuer or any other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

6.1.3                                       any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Issuer or any other Person;

6.1.4                                       any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case, however fundamental and whether or not more onerous) or replacement of the Indenture, the Notes or any other document or security (by operation of law or otherwise) including without limitation any change in the purpose of, any extension of or any increase of the Indenture, the Notes or any other document or security;

6.1.5                                       any unenforceability, illegality or invalidity of any obligation of any Person under the Indenture, the Notes or any other document or security; or

6.1.6                                       any change in existence, structure or ownership of the Issuer or any insolvency, restructuring or similar proceedings; or

6.1.7                                       (save for the partial or full release of this Guarantee in writing by the Security Trustee (for itself and for and on behalf of the other Beneficiaries)) any other act or omission to act or delay of any kind by the Issuer, any of the Beneficiaries or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

7                                                           Deferral of Guarantor’s Rights

7.1                                                 Guarantor’s Rights. Until the Secured Obligations have been irrevocably performed and paid in full and unless the Security Trustee (for itself and for and on behalf of the other Beneficiaries) otherwise directs, the Guarantor will not exercise any rights which it may have by reason of any amount being payable, or liability arising under this Guarantee:

7.1.1                                       to be indemnified by the Issuer;

7.1.2                                       to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Security Trustee or any of the other Beneficiaries under the Indenture or the Notes or of any other guarantee or security taken pursuant to, or in connection with, the Indenture, the Notes or the Local Law Security Agreements by the Security Trustee or any of the other Beneficiaries;

7.1.3                                       to exercise any right of set-off against the Issuer or any of the Beneficiaries; and/or

7.1.4                                       to claim or prove as a creditor of the Issuer in competition with the Security Trustee or any of the other Beneficiaries.

7.2                                                 Benefit. If the Guarantor receives any benefit, payment or distribution in relation to any rights set out in Clause 7.1 (Guarantor’s Rights), it shall hold that benefit, payment or distribution to the extent necessary to enable the Secured Obligations to be repaid in full on behalf of the Beneficiaries and shall promptly pay or transfer the same to the Security Trustee (for itself and for and on behalf of the other Beneficiaries) or as the Security Trustee (for itself and for and on behalf of the other Beneficiaries) may direct.

7.3                                                 Other Claims. For the avoidance of doubt, Clauses 7.1 (Guarantor’s Rights) and 7.2 (Benefit) shall not apply to any claims arising in connection with the Servicing Agreement or any other claims not related to the Guarantor’s role as guarantor under this Guarantee.

8                                                           Certain Waivers; Acknowledgments

8.1                                                 Guarantee of Payment. The Guarantor acknowledges and agrees that its guarantee under this Guarantee constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Security Trustee or any of the other Beneficiaries to any security held for the payment and performance of the Secured Obligations or to any balance of any deposit account or credit on the books of the Security Trustee or any of the other Beneficiaries in favor of the Guarantor or the Issuer (or any Affiliate of either thereof).

8.2                                                 Direct Guarantee. The Guarantor acknowledges and agrees that its guarantee under this Guarantee is a direct guarantee and independent of the obligations of the Issuer under the Indenture and the Notes. Each of the Beneficiaries may resort to the Guarantor for payment and performance of the Secured Obligations whether or not such Beneficiary shall have resorted to any collateral therefor or shall have proceeded against the Issuer or any other guarantors with respect to the Secured Obligations. Each of the Beneficiaries may, at its option, proceed against the Guarantor and the Issuer, jointly and severally, or against the Guarantor only without having obtained a judgment against the Issuer.

8.3                                                 Waiver. Subject to the obligation of the Security Trustee (for itself and for and on behalf of the other Beneficiaries) to deliver a notice of claim in accordance with Clause 2.2 (Claim), the Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Secured Obligations and this Guarantee and any requirement that the Beneficiaries protect, secure, perfect or insure any lien or any property subject thereto.

9                                                           Additional Security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by or in favour of the Beneficiaries.

10                                                    Indemnity

10.1                                          Indemnity. The Beneficiaries shall be entitled to be indemnified by the Guarantor in respect of all liabilities, costs and expenses properly incurred by them in connection with:

(i)                                     the execution or purported execution of any rights, powers or discretion vested in them under this Guarantee;

(ii)                                  the preservation or enforcement of its rights under this Guarantee; and

(iii)                               the release of any obligation under this Guarantee;

and the Beneficiaries may retain and pay all sums in respect of the same out of moneys received under the powers hereby conferred.

10.2                                          No liability. The Beneficiaries shall not be liable for any losses or costs incurred by the Guarantor in connection with the exercise or purported exercise of any of the Beneficiaries’ rights, powers and discretions in good faith under this Guarantee.

11                                                    No implied Waivers, cumulative Rights, severability of Clauses, Amendments

11.1                                          Rights. The rights of the Beneficiaries under this Guarantee:

(i)                                    shall not be waived by any delay in the exercise of any such rights unless otherwise expressly stated in writing by the Security Trustee (for itself and for and on behalf of the other Beneficiaries);

(ii)                                 are cumulative and may be exercised as often as necessary;

(iii)                              are separable and the invalidity or unenforceability of any provision shall not affect any other provision under this Guarantee; and

(iv)                             shall not be amended except in writing signed by the Security Trustee (for itself and for and on behalf of the other Beneficiaries).

12                                                    The Security Trustee

12.1                                          The Security Trustee. The Security Trustee will act as representative (repræsentant) for the Beneficiaries in all matters relating to this Guarantee, including but not limited to the making of demand under this Guarantee. The Security Trustee will act as representative pursuant to sections 4c to 4f of the Danish Securities Trading Act. The Security Trustee may enforce this Guarantee in its own name or in the name of one or more named Beneficiaries.

12.2                                          New Security Trustee. The Security Trustee may resign and be replaced in accordance with the Indenture.

12.3                                          Enforcement by the Security Trustee. The Security Trustee has the right to enforce this Guarantee and to commence proceedings (including, without limitation, legal proceedings in any competent court) against the Guarantor under this Guarantee as Security Trustee for itself and for and on behalf of the other Beneficiaries and it shall not be necessary for any of the other Beneficiaries to be joined as an additional party in any such proceedings.

13                                                    Assignment

13.1                                          No assignment by the Guarantor. The Guarantor may not assign or transfer any of its rights and/or obligations under this Guarantee, in whole or in part, whether by operation of Applicable Law, merger, change of control or otherwise.  Any purported assignment or transfer in violation of this Clause 13.1 shall be null and void.

13.2                                          Assignment by the Beneficiaries. A Beneficiary may assign any of its rights under this Guarantee only as an integrated part of a transfer of the Notes owned by it. Evidence of such transfer of Secured Obligations shall be deemed to constitute evidence of assignment on a proportionate basis of such Beneficiary’s rights and interests under this Guarantee and relating to such Secured Obligations. The Security Trustee may assign or transfer all or any part of its rights, benefits or obligations under this Guarantee to any Person replacing it as the Security Trustee under the Indenture. Any successor to or assignee or transferee of the Security Trustee shall be entitled to the full benefit of this Guarantee.

13.3                                          Successors and assigns. Subject to the provisions of Clauses 13.1 (No assignment by the Guarantor) and 13.2 (Assignment by the Beneficiaries), this Guarantee shall be binding upon, inure to the benefit of and be enforceable by the Guarantor, the Security Trustee, the other Beneficiaries and their respective permitted successors and assigns.

13.4                                          Maintenance of existence. The Guarantor will preserve, renew and keep in full force and effect its existence. The Guarantor undertakes not to do or cause or permit to be done anything, or omit to take any action, which will, or could be reasonably expected to adversely affect the rights of the Beneficiaries under this Guarantee, or depreciate or jeopardize the substance or the value of this Guarantee. The undertaking in this Clause 13.4 is given to each of the Security Trustee and the other Beneficiaries and shall remain in force until the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

14                                                    Governing Law

14.1                                          Governing Law. This Guarantee shall be governed by the laws of Denmark.

15                                                    Jurisdiction

15.1                                          Jurisdiction. Each of the Guarantor and the Security Trustee (for itself and for and on behalf of the other Beneficiaries) agrees that the U.S. federal and State of New York courts located in the Borough of Manhattan, The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and, for such purposes, submits to the jurisdiction of such courts. Each of the Guarantor and the Security Trustee (for itself and for and on behalf of the other Beneficiaries) waives any objection that it might now or hereafter have to the U.S. federal or State of New York courts located in the Borough of Manhattan, The City of New York being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum. The Guarantor has irrevocably designated, appointed and empowered the Corporation Service Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against such party in any United States or state court arising out of or relating to this Guarantee. If for any reason any such designee, appointee and agent hereunder shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in the Borough of Manhattan, The City of New York on the terms and for the purposes of this Clause 15.1 satisfactory to the Security Trustee (for itself and for and on behalf of the other Beneficiaries). Each of the Guarantor and the Security Trustee further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against such party by, (i) in the case of the Guarantor, serving a copy thereof upon the relevant agent for service of process referred to in this Clause 15.1 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service), or (ii) in the case of the Guarantor or the Security Trustee, by mailing copies thereof by registered or certified mail, postage prepaid, to such party at its address specified in or designated pursuant to Clause 16. The Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Security Trustee (for itself and for and on behalf of the other Beneficiaries) to serve any such legal process, summons, notices and documents in any other manner permitted by Applicable Law or to obtain jurisdiction over the other party or bring suits, actions or proceedings against the other party in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

15.2                                          No Limit. The submission to the jurisdiction of the courts referred to in Clause 15.1 (Jurisdiction) shall not (and shall not be construed so as to) limit the right of the Security Trustee (for itself and for and on behalf of the other Beneficiaries) to take proceedings against the Guarantor in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

15.3                                          Consent. Each of the Guarantor and the Security Trustee (for itself and for and on behalf of the other Beneficiaries) hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Guarantee to the giving of any relief or the issue of any process in connection with such action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment that may be made or given in such action or proceeding.

15.4                                          Conversion. If, for the purpose of obtaining a judgment or order in any court, it is necessary to convert a sum due hereunder to any Beneficiary from Dollars into another currency, each of the Guarantor and the Security Trustee has agreed, and each Beneficiary by holding a Note will be deemed to have agreed, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Beneficiary could purchase Dollars with such other currency in the Borough of Manhattan, The City of New York on the Business Day preceding the day on which final judgment is given.

15.5                                          Judgment Currency. The obligation of the Guarantor in respect of any sum payable by it to a Beneficiary shall, notwithstanding any judgment or order in a currency other than Dollars (the “Judgment Currency”), be discharged only to the extent that, on the Business Day following receipt by such Beneficiary of such security of any sum adjudged to be so due in the Judgment Currency, such Beneficiary may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such Beneficiary in the Judgment Currency (determined in the manner set forth in Clause 15.4 (Conversion)), the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Beneficiary against such loss, and, if the amount of the Dollars so purchased exceeds the sum originally due to such Beneficiary, such Beneficiary agrees to remit to the Guarantor such excess, provided that such Beneficiary shall have no obligation to remit any such excess as long as the Guarantor shall have failed to pay such Beneficiary any obligations due and payable under the Notes of such Beneficiary, in which case such excess may be applied to such obligations of the Guarantor under such Notes in accordance with the terms thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

15.6                                          WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND THE SECURITY TRUSTEE (FOR ITSELF AND FOR AND ON BEHALF OF THE OTHER BENEFICIARIES) IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTEE OR ANY MATTER ARISING HEREUNDER.

16                                                    Notices

All Notices shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by facsimile with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Guarantor, to:

Zealand Pharma A/S
Smedeland 36
2600 Glostrup
Denmark
Attention:	Britt Meelby Jensen and Mats Blom
Telephone:	Mats Blom: +45 3153 7973
Email:	bmj@zealandpharma.com
mabl@zealandpharma.com

with a copy to:

Plesner

Amerika Plads 37

2100 Copenhagen

Denmark

Attn.:	Thomas Holst Laursen and Micha Fritzen
Telephone:	Thomas Holst Laursen: +45 2999 3092
Micha Fritzen: +45 3093 7198
Email:	thl@plesner.com
mfr@plesner.com

if to the Security Trustee, to:

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: Corporate Trust Services (ZP SPV 1 K/S)

Telephone: 617-603-6553

Facsimile: 617-603-6683

A copy of each Notice given hereunder to the Guarantor or the Security Trustee shall also be given to each of the other Beneficiaries. Each of the Guarantor and the Security Trustee may, by notice to each other given in accordance herewith, designate any further or different address to which subsequent Notices shall be sent.

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This Guarantee has been granted on the date set out at the beginning of this Guarantee.

As Guarantor

By:	/s/ Britt Meelby Jensen	By:	/s/ Mats Blom
Name: Britt Meelby Jensen		Name: Mats Blom
Title: Chief Executive Officer		Title: Chief Financial Officer

Accepted by the Security Trustee for itself and for and on behalf of the other Beneficiaries,

As Security Trustee,
U.S. Bank National Association

By:	/s/ Alison D.B. Nadeau
Name: Alison D.B. Nadeau
Title: Vice President